COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

COACHMEN TO SELL FITZGERALD RV COMPLEX
TO BEN HILL COUNTY SCHOOLS

Elkhart, Indiana – May 20, 2009.  Coachmen Industries, Inc. (OTC:COHM.PK) announced today that it has entered into an agreement for the sale of its former manufacturing, administrative and service complex in Fitzgerald, Georgia to Ben Hill County Schools. The school system intends to use the facility for the service, repair and storage of its bus fleet, as well as for driver training and certification activities.

“Our strategic plan is to dispose of non-essential assets that do not support our core businesses, “ stated Rick Lavers, CEO of Coachmen Industries.  “This complex was unnecessary for our on-going business needs, which required its sale.  Fortunately, at the same time the local school district was in the market for property such as ours, and we were able to reach an agreement that fits with our strategic plan and the school system’s needs.  We view this transaction as a win-win for all parties involved.  We are also pleased to see our surplus property put to good and productive use serving the children and schools of Fitzgerald.”

“The construction of our new elementary school, located adjacent to our existing School Bus Shop forced us to close the bus service facility in order to comply with new building code and Homeland Security regulations,” said John R. Key, Ph.D., Superintendent of Ben Hill County Schools. “Coachmen was able to provide us with a first class, centrally located turn-key facility that meets our needs, now and for the future, at substantial savings to the other options we explored. We are very pleased that we have been able to acquire this property, and thank Coachmen for their continuing support of our community,“ continued Dr. Key.

Coachmen was able to make the property, consisting of administrative offices, a manufacturing plant, and two service buildings, available to Ben Hill County Schools in continuation of its strategic plan to exit the recreational vehicle business. The property occupies nearly 17.8 acres and has approximately 96,000 square feet of floor space, including service bays to service 14 school buses at the same time.

“We want to emphasize that Coachmen has not abandoned Fitzgerald,” Lavers stated.  “We are currently working to establish another facility in Fitzgerald better suited to expanding our modular housing business in the Southeast.  We value the work and loyalty of our former employees in Fitzgerald, are proud to have been a member of the Fitzgerald and Ben Hill County communities for more than 40 years, and look forward to resuming operations in Fitzgerald as the housing market improves.”

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500